Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

United States of America

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

Itau BBA USA Securities, Inc.

540 Madison Avenue, 24th Floor

New York, New York 10022

United States of America